UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Rosenblum Scott S.
     19 Wildwood Circle
     Larchmont New York 10538

2. Issuer Name and Ticker or Trading Symbol

   New World Brands, Inc. ("NWBD.OB")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   April 2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   Chairman of the Board, Chief Executive Officer & President

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value  |        |     | |                 |   |           |                   |      |                           |
$.01 per share, ("Common |        |     | |                 |   |           |                   |      |                           |
Stock")                  |10/1/01 |  M  | |  500,000        | A |   $.10    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |1/11/02 |  M  | |  100,000        | A |   $.40    |                   |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |1/11/02 |  S  | |  100,000        | D |   $.40    |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |4/8/02  |  M  | |  100,000        | A |   $.10    |   600,000         |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right
to buy)               |$2.00 |10/31/98| A  | |  20,000  | A |01/31/99|10/31/03|Common |20,000 |                  |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.46  |1/24/00 | A  | |  100,000 | A |1/24/00 |1/24/10 |Common |100,000|                  |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.68  |10/29/00| A  | |  330,000 | A |10/29/00|10/29/05|Common |330,000|                  |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.19  |5/10/01 | A  | |  500,000 | A |5/10/01 |5/10/11 |Common |500,000|                  |  D |            |
                      |      |        |    | |          |   |        |        |Stock          |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.46  |1/11/02 |D(1)| |  100,000 | D |1/24/00 |1/24/10 |Common |100,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.40  |1/11/02 | A  | |  100,000 | A |1/24/00 |1/24/10 |Common |100,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.68  | 6/01   |D(1)| |  330,000 | D |10/29/00|10/29/05|Common |330,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.10  | 6/01   | A  | |  330,000 | A |10/29/00|10/29/05|Common |330,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.19  | 6/01   |D(1)| |  500,000 | D |5/10/01 |5/10/11 |Common |500,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.10  | 6/01   | A  | |  500,000 | A |5/10/01 |5/10/11 |Common |500,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.10  |10/1/01 | M  | |  500,000 | D |5/10/01 |5/10/11 |Common |500,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.40  |1/11/02 | M  | |  100,000 | D | 1/00   |   1/10 |Common |100,000|      |           |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$.10  |4/8/02  | M  | |  100,000 | D |10/29/00|10/29/05|Common |100,000|      |250,000    |  D |            |
                      |      |        |    | |          |   |        |        |Stock  |       |      |           |    |            |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses

(1)  Cancellation of option in connection with grant of replacement option.


                                               /s/ Scott S. Rosenblum
                                               --------------------------------
                                               ** Signature of Reporting Person


                                               May 10, 2002
                                               -----------------
                                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)


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